EXHIBIT 99.1

     Current Development Activity

          The following table summarizes Archstone's development communities under construction as of June 30, 2001 (dollar amounts in thousands):

                                                                                           Actual or
                                                               Total                    Expected Date     Expected
                                                             Expected                  for First Units Stabilization
                                      Number of  Archstone   Investment    Start Date   (Quarter/Year)      Date           %
                                        Units   Investment      (1)      (Quarter/Year)      (2)        (Quarter/Year) Leased (3)
East Region:
   Boston, Massachusetts:
     Archstone Vinnin Square.........       148 $    8,578 $      32,006     Q1/01          Q1/02            Q4/02           N/A
   Richmond, Virginia:
     Archstone Swift Creek II........       144      9,913        11,021     Q2/00          Q1/01            Q3/01        95.83%
   Stamford, Connecticut:
     Archstone Stamford..............       160     16,885        30,773     Q3/00          Q4/01            Q2/02           N/A
   Washington, D.C.:
     Archstone Columbia Town Center..       531     30,885        65,141     Q2/00          Q4/01            Q2/03           N/A
     Archstone Governor's Green II...       140      3,745        17,056     Q2/01          Q3/02            Q1/03           N/A
      Total Washington, D.C..........       671     34,630        82,197
       Total East Region.............     1,123 $   70,006 $     155,997

West Region:
   Los Angeles County, California:
     Archstone Playa Del Rey.........       305 $   24,555 $      76,335     Q2/01          Q4/02            Q1/04           N/A
   Orange County, California:
     Archstone Mission Viejo.........       216     18,988        34,574     Q3/00          Q4/01            Q3/02           N/A
   Phoenix, Arizona:
     Archstone Deer Valley Village II       336     20,829        23,680     Q1/00          Q4/00            Q4/01        77.08%
   San Diego, California:
     Archstone Mission Valley........       736     87,890       106,328     Q4/99          Q3/00            Q2/02        71.74%
   San Francisco (Bay Area),California:
     Archstone Willow Glen...........       412     63,651        69,581     Q3/99          Q4/00            Q1/02        50.24%
   Ventura County, California:
     Archstone Moorpark..............       312     25,311        40,283     Q3/00          Q1/02            Q4/02           N/A
       Total West Region.............     2,317 $  241,224 $     350,781
        Total Communities
          Under Construction.........     3,440 $  311,230 $     506,778
                                      ========= ========== =============

(1)	Represents total budgeted land and development costs.
(2)	Represents the quarter that the first completed units were occupied (or are expected to be occupied).
(3)	The percentage leased is based on leased units divided by total number of units in the community (completed and under construction) as of June 30, 2001. A "N/A" indicates the communities where Lease-Up has not yet commenced. Archstone begins leasing units prior to completion of the entire community.